Exhibit 10.1

SUNTRUST BANKS, INC. MANAGEMENT INCENTIVE PLAN

Amended and Restated

As of January 1, 2010

Section 1.       Name and Purpose

The name of this Plan is the SunTrust Banks, Inc. Management Incentive Plan. The purpose of the Plan is to promote the interests of the Corporation and its stockholders through the granting of Awards to select employees of the Corporation and its Subsidiaries in order to motivate and retain superior employees who contribute in a significant manner to the actual financial performance of the Corporation as measured against pre-established financial and other goals.

Section 2.       Term and Amendment

This amended and restated Plan is effective as of January 1, 2010. The terms of the Plan as set forth in this amended and restated document shall apply to all Awards granted on or after January 1, 2010; provided, however, if the Corporation’s shareholders fail to approve the material terms of the performance goals for this amended and restated Plan at their annual meeting in 2010, any Award granted under the Plan for 2010 to a Participant who is a Covered Employee for 2010 shall be cancelled and shall have no further force or effect whatsoever and no further Awards shall be granted to any Covered Employee under the Plan. The Plan shall continue for an indefinite term until terminated by the Board; provided, however, that the Corporation and the Committee after such termination shall continue to have full administrative power to take any and all action contemplated by the Plan which is necessary or desirable and to make payment of any Awards earned by Participants during any then unexpired Plan Year. The Board or the Committee may amend the Plan in any respect from time to time.

Section 3.       Definitions and Construction

A.   As used in this Plan, the following terms shall have the meanings indicated, unless the context clearly requires another meaning:

1.         “Award” means the right to receive a cash payment which represents a percentage of a Participant’s Base Wages determined by the Committee in accordance with Section 5 hereof in the event the Corporation, Subsidiary, Business Unit or individual achieves the Financial Goals or other goals established pursuant to Section 5.

2.         “Base Wages” means the base salary paid to a Participant by the Corporation or a Subsidiary during a Plan Year, excluding bonuses, overtime, commissions and other extra compensation, reimbursed expenses and contributions made by the Corporation or a Subsidiary to this or any other employee benefit plan maintained by the Corporation or a Subsidiary.

3.         “Board” means the Board of Directors of the Corporation.

4.         “Business Unit” means a division or other business unit of the Corporation or a Subsidiary designated as a distinct entity for the purpose of setting goals and measuring performance.

5.         “Code” means the Internal Revenue Code of 1986, as amended.

6.         “Committee” means the Compensation Committee of the Board or any other Committee of the Board to which the responsibility to administer this Plan is delegated by the Board; such Committee shall consist of at least two members of the Board, who shall not be eligible to receive an Award under the Plan and each of whom shall be a “disinterested” person within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934 and shall be or be treated as an “outside director” for purposes of Code section 162(m).

7.         “Corporation” means SunTrust Banks, Inc. and any successor.

8.         “Covered Employee” means for each calendar year the Chief Executive Officer of the Corporation and the other most highly compensated executive officers, as defined under Code section 162(m)(3), whose compensation would be reportable on the “summary compensation table” under the Securities and Exchange Commission’s executive compensation disclosure rules, as set forth in Item 402 of Regulation S-K, 17 C.F.R. 229.402, under the Securities Exchange Act of 1934, if the report was prepared as of the last day of such calendar year.

9.         “Change in Control” means a change in control of the Corporation of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934 as in effect at the time of such “change in control”, provided that such a change in control shall be deemed to have occurred at such time as (i) any “person” (as that term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934), is or becomes the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) directly or indirectly, of securities representing 20% or more of the combined voting power for election of directors of the then outstanding securities of the Corporation or any successor of the Corporation; (ii) during any period of two (2) consecutive years or less, individuals who at the beginning of such period constitute the Board cease, for any reason, to constitute at least a majority of such Board, unless the election or nomination for election of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period; (iii) there is a consummation of any reorganization, merger, consolidation or share exchange as a result of which the common stock of the Corporation shall be changed, converted or exchanged into or for securities of another corporation (other than a merger with a wholly-owned subsidiary of the Corporation) or any dissolution or liquidation of the Corporation or any sale or the disposition of 50% or more of the assets or business of the Corporation; or (iv) there is a consummation of any reorganization, merger, consolidation or share exchange unless (A) the persons who were the beneficial owners of the outstanding shares of the common stock of the Corporation immediately before the consummation of such transaction beneficially own more than 65% of the outstanding shares of the common stock of the successor or survivor corporation in such transaction immediately following the consummation of such transaction and (B) the number of shares of the common stock of such successor or survivor corporation beneficially owned by the persons described in Section 3A.9(iv)(A) immediately following the consummation of such transaction is beneficially owned by each such person in substantially the same proportion that each such person had beneficially owned shares of the Corporation’s common stock immediately before the consummation of such transaction, provided (C) the percentage described in Section 3A.9(iv)(A) of the beneficially owned shares of the successor or survivor corporation and the number described in Section 3A.9(iv)(B) of the beneficially owned shares of the successor or survivor corporation shall be determined exclusively by reference to the shares of the successor or survivor corporation which result from the beneficial ownership of shares of common stock of the Corporation by the persons described in Section 3A.9(iv)(A) immediately before the consummation of such transaction.

10.         “Employment” means continuous employment with the Corporation or a Subsidiary from the beginning to the end of each Plan Year, which continuous employment shall not be considered to be interrupted by transfers between the Corporation and a Subsidiary or between Subsidiaries.

11.         “Final Value” means the value of an Award determined in accordance with Sections 5 and 6 as the basis for payments to Participants at the end of a Plan Year.

12.         “Financial Goals” means the financial objectives set by the Committee for each Plan Year pursuant to Section 5 from one or any combination of the following: (i) the Corporation’s return over capital costs or increase in return over capital costs; (ii) the Corporation’s total earnings or the growth in such earnings; (iii) the Corporation’s consolidated earnings or the growth in such earnings; (iv) the Corporation’s earnings per share or the growth in such earnings; (v) the Corporation’s net earnings or the growth in such earnings; (vi) the Corporation’s earnings before interest expense, taxes, depreciation, amortization and other non-cash items or the growth in such earnings; (vii) the Corporation’s earnings before interest and taxes or the growth in such earnings; (viii) the Corporation’s consolidated net income or the growth in such income; (ix) the value of the Corporation’s common stock or the growth in such value; (x) the Corporation’s stock price or the growth in such price; (xi) the Corporation’s return on assets or the growth on such return; (xii) the Corporation’s total shareholder return or the growth in such return; (xiii) the Corporation’s expenses or the reduction of expenses; (xiv) the Corporation’s sales growth; (xv) the Corporation’s overhead ratios or changes in such ratios; (xvi) the Corporation’s expense-to-sales ratios or changes in such ratios; (xvii) the Corporation’s economic value added or changes in such value added; (xviii) the market capitalization of the Corporation’s stock; (xix) the Corporation’s revenue growth; (xx) the Corporation’s efficiency ratios or the changes in such ratios; (xxi) return on equity; (xxii) return on tangible equity; (xxiii) cash return on equity; (xiv) cash return on tangible equity; (xxv) net income available to common shareholders; (xxvi) book value per share; (xxvii) pre-tax income or growth; (xxviii) operating earnings per share of stock or growth (excluding one-time, non-core items); (xxix) cash earning per share of stock or growth; (xxx) cash operating earnings per share of stock or growth (excluding one-time, non-core items); (xxxi) cash return on assets; (xxxii) operating leverage; (xxxiii) net interest margin; (xxxiv) Tier 1 capital; (xxxv) risk-adjusted net interest margin; (xxxvi) total risk-based capital ratio; (xxxvii) tangible equity and tangible assets; (xxxviii) tangible common equity and tangible assets; (xxxix) tangible book value and share; (xl) loan balances or growth; (xli) deposit balances or growth; (xlii) low cost deposit balances or growth; or (xliii) with respect to participants other than Covered Employees, such other financial performance measures deemed appropriate by the Committee.

13.         “Participant” means a select employee of the Corporation and/or its Subsidiaries who is selected by the Committee or the Committee’s delegate to participate in the Plan based upon the employee’s substantial contributions to the future growth and future profitability of the Corporation and/or its Subsidiaries.

14.         “Plan” means the SunTrust Banks, Inc. Management Incentive Plan as amended and restated in this document and all subsequent amendments.

15.         “Plan Year” means a single calendar year period as set by the Committee which commences on the first day of such period.

16.         “Proportionate Final Value” means the product of a fraction, the numerator of which is the actual number of days in a Plan Year that an employee was employed by the Corporation or a Subsidiary and the denominator of which is the total number of days in that Plan Year, multiplied by the Final Value of an Award. Alternatively, the Committee may, in its discretion and on a consistent basis for all similarly situated Participants, determine the Proportionate Final Value of an Award as the product of the “specified percent,” if any, determined in accordance with Sections 5 and 6 as the basis for the payment to a Participant at the end of the Plan Year to which the Award relates, multiplied by the Base Wages actually paid to the Participant in such Plan Year.

17.         “Subsidiary” means any bank, corporation or entity which the Corporation controls either directly or indirectly through ownership of fifty percent (50%) or more of the total combined voting power of all classes of stock of such bank, corporation or entity, except for such direct or indirect ownership by the Corporation while the Corporation or a Subsidiary is acting in a fiduciary capacity with respect to any trust, probate estate, conservatorship, guardianship or agency.

18.         “Termination Value” means the value of an Award as determined by the Committee, in its absolute discretion, upon the early termination of a Plan Year, which value shall be the basis for the payment of an Award to a Participant, in accordance with Section 8A or 8B of the Plan based on the Participant’s Employment prior the early termination of such Plan Year.

B.   In the construction of the Plan, the masculine shall include the feminine and the singular shall include the plural in all instances in which such meanings are appropriate. The Plan and all agreements executed pursuant to the Plan shall be governed by the laws of Georgia (excluding its choice-of-law rules).

Section 4.       Committee Responsibilities

A.   The Committee may, from time to time, adopt rules and regulations and prescribe forms and procedures for carrying out the purposes and provisions of the Plan. The Committee shall have the sole and final authority to designate Participants, determine Awards, designate the Plan Year, determine Financial Goals and other goals, determine Final Value of Awards, and answer all questions arising under the Plan, including questions on the proper construction and interpretation of the Plan. Any interpretation, decision or determination made by the Committee shall be final, binding and conclusive upon all interested parties, including the Corporation and its Subsidiaries, Participants and other employees of the Corporation or any Subsidiary, and the successors, heirs and representatives of all such persons. The Committee shall use its best efforts to ensure that Awards to Covered Employees under the Plan qualify as “performance-based compensation” for purposes of Code section 162(m).

B.   Subject to the express provisions of the Plan and within the first ninety (90) days of a calendar year (or such time as may be permitted for Awards paid for such year to be treated as performance-based compensation under Code section 162(m)), the Committee shall in writing:

1.         Designate the Plan Year which shall begin on the first day of such year.

2.         Designate the Participants for each such Plan Year.

3.         Establish the Financial Goals or other goals for the Corporation, designated Subsidiaries and Business Units and Participants for each such Plan Year.

4.         Establish the method of calculating the Final Value of each Award.

5.         Authorize management (a) to notify each Participant that he has been selected as a Participant and to inform him of the Financial Goals or other goals that have been established for such Plan Year and (b) to obtain from him such agreements and powers and designations of beneficiaries as it shall reasonably deem necessary for the administration of the Plan.

C.   During any Plan Year, the Committee may, if it determines that it will promote the purpose of the Plan, designate as additional Participants any employees of the Corporation and its Subsidiaries who have been hired, transferred or promoted into a position eligible for participation in the Plan. The individual’s designation as a Participant shall be subject to the same restrictions, limitations, Financial Goals or other goals and other conditions as those held by other Participants for the same Plan Year and their participation may be made retroactive to the first day of such Plan Year.

D.   During any Plan Year, the Committee may, if it determines it will promote the purpose of the Plan, revoke the Committee’s prior designation of an employee as a Participant under the Plan for a Plan Year.

E.   For Participants other than Covered Employees subject to Section 5A, the Committee may revise the Financial Goals or other goals for any Plan Year to the extent the Committee, in the exercise of its absolute discretion, believes necessary to achieve the purpose of the Plan in light of any unexpected or unusual circumstances or events, including, but not limited to, changes in accounting rules, accounting practices, tax laws and regulations, or in the event of mergers, acquisitions, divestitures, unanticipated increases in Federal Deposit Insurance premiums, and extraordinary or unanticipated economic circumstances.

F.   The Committee may delegate any of its responsibilities under this Plan to such members of management of the Corporation as the Committee shall select, provided that no such delegation shall be made that has the effect of causing an award to a Covered Employee to fail to qualify as “performance-based compensation” for purposes of Code section 162 (m).

Section 5.       Goals

A.   Financial Goals for Covered Employees

This Section 5A applies to each Participant who the Committee expects to be a Covered Employee and any other Participant, as determined by the Committee in its discretion. For each Plan Year, the Committee shall establish for each Participant who is expected to be a Covered Employee and, at the Committee’s discretion, for any other Participant one or more Financial Goals. These

Financial Goals may be established in any manner the Committee deems appropriate, including achievement on an absolute or a relative basis as compared to peer groups or indexes, and these goals may be established as multiple goals or as alternative goals. The Committee shall determine the Final Value of each Award as a specified percent of the Participant’s Base Wages based on the attainment of such Financial Goals for the Plan Year. The Committee shall fix a minimum Financial Goal for the Plan Year, and the Final Value of an Award shall be equal to zero if the minimum Financial Goal is not achieved. The Committee may also fix a maximum Financial Goal and such other Financial Goals which fall between the maximum and minimum Financial Goals as the Committee shall deem appropriate, with corresponding Final Values for such Awards with respect to the Corporation. Subject to Section 6B, Awards will be determined based upon achieving or exceeding the Financial Goals set by the Committee, and the Committee may establish Financial Goals with the expectation and understanding that the Committee nevertheless will reduce a Covered Employee’s Award based on the achievement of such Financial Goals in accordance with Section 6B to a level commensurate with a Covered Employee’s achievement of other goals set by the Committee. Straight line interpolation will be used to calculate Awards when performance falls between any two specified Financial Goals. In determining whether any Financial Goal has been satisfied, the Committee may exclude any or all extraordinary items (as determined under U.S. generally accepted accounting principles), and any other unusual or non-recurring items, including but not limited to, charges or costs associated with restructurings of the Corporation, discontinued operations and the cumulative effects of accounting changes. In addition, the Committee may adjust any Financial Goal for a Plan Year as it deems equitable to recognize unusual or non-recurring events affecting the Corporation, changes in tax laws or accounting procedures and any other factors as the Committee may determine (including adjustments that would result in the Corporation’s payment of non-deductible compensation). The Committee shall identify any such exclusions and adjustments which the Committee will use to determine whether a Financial Goal has been satisfied by a Covered Employee when the Committee sets the related Financial Goals. No Participant may receive an Award in excess of $5 million for any given Plan Year.

B.   Goals for Other Participants

For each Plan Year, the Committee may establish for each Participant (other than a Participant who is expected to be a Covered Employee) goals in addition to or in lieu of any Financial Goals established under Section 5A based on the performance of the Corporation, a Subsidiary, a Business Unit or the individual or any combination of the foregoing. These goals may be established based on a combination of financial measurements and non-financial measurements that are deemed to further corporate objectives, including such measurements as business unit net income, revenue growth, budget management, achievement of talent management objectives, achievement of corporate objectives, individual objectives, and service quality. Straight line interpolation will be used to calculate Awards when results fall between any two specified goals established under this Section 5B. No Participant may receive an Award in excess of $5 million for any given Plan Year.

Section 6.       Payment of Awards

A.   Promptly after the date on which the necessary information for a particular Plan Year becomes available, the Committee, or such persons as the Committee shall designate, shall determine in accordance with Section 5 the extent to which the Financial Goals or other goals have been achieved for such Plan Year and authorize the cash payment of the Final Value of an Award, if any, to each Participant. The Committee shall review and ratify the Award determinations and shall certify such Award determinations in writing. Payment of Awards shall be made in the year following the relevant Plan Year and as soon as practical after the certification of Awards by the Committee, but no later than March 15 of the year following the Plan Year to which the Award relates. Each Award shall be paid in cash after deducting the amount of applicable Federal, state, and local withholding taxes of any kind required by law to be withheld by the Corporation. All Awards, whether paid currently or paid under any plan which defers payment, shall be payable out of the Corporation’s general assets. Each Participant’s claim, if any, for the payment of an Award, whether made currently or made under any plan which defers payment, shall not be superior to that of any general and unsecured creditor of the Corporation. If an error or omission is discovered in any of the determinations, the Committee shall cause an appropriate equitable adjustment to be made in order to remedy such error or omission.

B.   Notwithstanding the terms of any Award and the achievement of any Performance Goals, the Committee in its sole and absolute discretion may reduce the amount of the Award payable to any Participant for any reason, recognizing on the one hand that the Committee may establish Financial Goals with the expectation and understanding that the Committee nevertheless will reduce a Covered Employee’s Award based on the achievement of such Financial Goals in accordance with this Section 6B to a level commensurate with a Covered Employee’s achievement of other goals set by the Committee and recognizing on the other hand that the Committee may determine (among other things) that the Financial Goals or other goals underlying an Award had become an inappropriate measure of achievement for a Participant, that there was a change in the Participant’s employment status, position or duties or in the Committee’s expectation of his or her level of performance or that the Participant was working for less than the entire Plan Year.

C.   In accordance with the terms set forth in the SunTrust Banks, Inc. Deferred Compensation Plan, a Participant may elect to defer receipt of a portion of his Award, if any, for each Plan Year, and any such election shall be made in accordance with the procedures and limits established under such deferred compensation plan.

D.   In the event that any Award is at any time determined, in the sole determination of the Committee, to have been made based on materially inaccurate financial statements or the achievement of any other materially inaccurate performance metric criteria or Financial Goals, then STI shall have the right to recover such amount from the participant to the extent the actual payment made to the participant exceeded the amount that would have been paid to the participant if the financial statements, Financial Goals, or other performance metric or other criteria had been calculated correctly. Participant expressly agrees that such right of recovery shall include the right to withhold payment to participant of any amount otherwise payable to participant and/or to setoff against any amount held on participant’s behalf, excluding amounts subject to Code section 409A.

Section 7.       Participation for Less Than a Full Plan Year

A.   Except as otherwise provided in this Section 7 or in Section 8 or except as otherwise announced by the Committee, an Award to a Participant shall be forfeited if the Participant’s Employment terminates during the Plan Year to which the Award relates or during the period January 1 through the last day of February of the year immediately following the end of the Plan Year to which the Award relates. If a Participant terminates Employment during the period January 1 through the last day of February of the year immediately following the end of the Plan Year to which an Award relates, and if such termination of Employment is because of his death, his disability as described in Section 7C, or his early or normal retirement or a reduction in force which results in a severance benefit payment as described in Section 7D, then the Committee shall waive the Employment condition and authorize the payment of the Award to the Participant based on the Final Value, if any, of his Award, unless the Committee in its discretion feels the Award should be forfeited. No payment is due the Participant for any forfeited Award.

B.   If a Participant’s Employment terminates prior to the end of any Plan Year on account of his death, the Committee shall waive the Employment condition and shall authorize the payment of an Award on behalf of such Participant in accordance with Section 9B at the end of such Plan Year based on the Proportionate Final Value, if any, of his Award, unless the Committee in its discretion feels the Award should be forfeited.

C.   If a Participant’s Employment terminates prior to the end of any Plan Year on account of disability under a long-term disability plan maintained by the Corporation or a Subsidiary, the Committee shall waive the Employment condition and shall authorize the payment of an Award to such Participant at the end of such Plan Year based on the Proportionate Final Value, if any, of his Award, unless the Committee in its discretion feels the Award should be forfeited.

D.   If a Participant’s Employment terminates prior to the end of any Plan Year on account of his early retirement (age 55 plus 5 years of vesting service) or normal retirement (the later of age 65 or 5 years of vesting service) as determined under the terms of the SunTrust Banks, Inc. Retirement Plan, or on account of a reduction in force which results in a severance benefit payment to the Participant pursuant to the terms of the SunTrust Banks, Inc. Severance Pay Plan or any successor to such plan, the Committee shall waive the Employment condition and shall authorize the payment of an Award to such Participant at the end of such Plan Year based on the Proportionate Final Value, if any, of his Award, unless the Committee in its discretion feels the Award should be forfeited.

Section 8.       Premature Satisfaction of Plan Conditions

A.   In the event a Change in Control occurs prior to the end of any Plan Year, the Committee shall waive any and all Plan conditions and shall authorize the payment of an Award immediately to each Participant based on the Termination Value, if any, of his Award; provided, however, if an Award is then subject to Code section 409A, the payment of such Award pursuant to this Section 8A shall not be made unless the Change in Control also constitutes, and such payment is made upon, a change in the ownership or effective control of the Corporation or in the ownership of a substantial portion of the assets of the Corporation within the meaning of Code section 409A(a)(2)(A)(v).

B.   If a tender or exchange offer is made other than by the Corporation for shares of the Corporation’s stock and results in a “change of ownership or control” within the meaning of Code section 162(m) prior to the end of any Plan Year, the Committee may waive any and all Plan conditions and authorize, at any time after the change in ownership or control and within thirty (30) days following completion of such tender or exchange offer, the payment of an Award immediately to each Participant based on the Termination Value, if any, of his Award; provided, however, if an Award is then subject to Code section 409A, the payment of such Award pursuant to this Section 8B shall not be made unless the tender or exchange offer also constitutes, and such payment is made upon, a change in the ownership or effective control of the Corporation or in the ownership of a substantial portion of the assets of the Corporation within the meaning of Code section 409A(a)(2)(A)(v).

C.   A Plan Year for an Award shall terminate upon the Committee’s authorization of the payment of such Award during such Plan Year pursuant to this Section 8 and no further payments shall be made for such Plan Year with respect to such Award.

D.   If vesting of an Award is contingent on the Participant’s Employment during the period January 1 through the last day of February of the year immediately following the end of the Plan Year to which an Award relates, and if a Change in Control occurs during that period or if a tender or exchange offer is made by another corporation during that period, as described in Section 8A or 8B above, the Committee shall, in the event of such Change in Control, or may, at any time after the change in ownership or control and within thirty (30) days following completion of such tender or exchange offer, authorize the payment, at Final Value, of all outstanding Awards to Participants in Employment on the last day of the Plan Year to which the Awards relate. If any Award payable under this Section 8D is then subject to Code section 409A, no payment shall be made unless the Change in Control or such tender or exchange offer, as applicable, also constitutes, and such payment is made upon, a change in the ownership or effective control of the Corporation or in the ownership of a substantial portion of the assets of the Corporation within the meaning of Code section 409A(a)(2)(A)(v).

Section 9.       Non-Transferability of Rights and Interests

A.   A Participant may not alienate, assign, transfer or otherwise encumber his rights and interests under this Plan and any attempt to do so shall be null and void.

B.   In the event of a Participant’s death, the Committee shall authorize payment of any Award due a Participant under Section 7B to the Participant’s designated beneficiary as specified or, in the absence of such written designation or its effectiveness, then to his estate. Any such designation may be revoked and a new beneficiary designated by the Participant by written instrument delivered to the Committee.

Section 10.       Limitation of Rights

Nothing in this Plan shall be construed to give any employee of the Corporation or a Subsidiary any right to be selected as a Participant or to receive an Award or to be granted an Award other than as is provided herein. Nothing in this Plan or any agreement executed pursuant hereto shall be construed to limit in any way the right of the Corporation or a Subsidiary to terminate a Participant’s employment at any time, without regard to the effect of such termination on any rights such Participant would otherwise have under this Plan, or give any right to a Participant to remain employed by the Corporation or a Subsidiary in any particular position or at any particular rate of remuneration.

Executed this          day of February                         , 2010.

(CORPORATE SEAL)		SUNTRUST BANKS, INC.

Attest:		By:

Title:	Assistant Corporate Secretary	Title: